For Immediate Release NEWS RELEASE

Contacts:
Media	Ryan Houck	904-357-9134
Investors	Daniel Bradley	904-549-7396

Rayonier Advanced Materials Board of Directors Elects Julie A. Dill as Non-Executive Chair

Jacksonville, Florida — May 14, 2026 — Rayonier Advanced Materials Inc. (NYSE: RYAM) (“RYAM” or the “Company”) today announced that its Board of Directors has elected Julie A. Dill as Non-Executive Chair of the Board, effective May 14, 2026. Ms. Dill succeeds Lisa M. Palumbo, who has completed her second two-year term as Chair and will continue to serve as an independent director.

Ms. Dill has served on the RYAM Board since 2018 and brings extensive leadership experience across the energy, industrials, and infrastructure sectors, including as a public company chief executive officer. Her background in finance, investor relations, and operations provides the Board with valuable perspective as it oversees the Company's strategy and stakeholder engagement efforts. Her appointment reflects the Board’s ongoing commitment to strong corporate governance, thoughtful succession planning, and disciplined strategic oversight.

“I am honored to take on the role of Non-Executive Chair and appreciate the Board’s confidence,” said Ms. Dill. “RYAM has a compelling strategy and a strong leadership team, and I look forward to working with my fellow directors and the management team to support the Company’s continued progress and long-term value creation.”

The Board expressed its appreciation to Ms. Palumbo for her leadership and continued service to the Company.

About RYAM

RYAM is a global leader of high purity cellulose commonly used in the production of filters, food, pharmaceuticals, high performance plastics, propellants and various other industrial applications. RYAM’s specialized assets, capable of creating the world’s leading cellulose specialties products, are also used to produce cellulose viscose pulp, cellulose fluff pulp, paperboard, high yield pulp and various value-added co-products, including biofuels, bioelectricity and lignin. With manufacturing operations in the U.S., Canada and France, RYAM generated $1.5 billion of revenue in 2025. More information is available at www.RYAM.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by words such as “may”, “intend”, “believe”, “expect”, “anticipate”, “continue”, or other comparable words and references to future periods. These statements involve a number of risks and uncertainties and RYAM cautions that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in RYAM’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the securities commissions.